Calculation of Filing Fee Tables
S-8
MDA Space Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, without par value	Other	3,315,162	$ 8.52	$ 28,245,180.24	0.0001381	$ 3,900.66
2	Equity	Common shares, without par value	Other	7,499,321	$ 30.06	$ 225,429,589.26	0.0001381	$ 31,131.83
3	Equity	Common shares, without par value	Other	2,000,000	$ 30.06	$ 60,120,000.00	0.0001381	$ 8,302.57
Total Offering Amounts:						$ 313,794,769.50		$ 43,335.06
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 43,335.06
Offering Note
[1]	1a. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement to which this exhibit relates shall also cover any additional common shares, no par value (the "Common Shares") of MDA Space Ltd. (the "Registrant") that become issuable by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other similar transactions effected without the Registrant's receipt of consideration that result in an increase in the number of outstanding Common Shares. 1b. Represents 3,315,162 Common Shares issuable pursuant to options granted under the MDA Space Ltd. Second Amended and Restated Omnibus Equity Incentive Plan (the "Omnibus Plan") that have not yet been exercised. 1c. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of $8.52 per share (converted from C$11.56 at an exchange rate of C$1.00 = $0.7367 which was the daily average exchange rate reported by the Bank of Canada on March 9, 2026, a date within 5 business days of filing the registration statement to which this exhibit relates), which is the weighted average exercise price of option awards outstanding under the Omnibus Plan as of the date of the registration statement to which this exhibit relates.

[2]	2a. Represents 7,499,321 Common Shares for future issuance under the Omnibus Plan. 2b. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the Common Shares on the Toronto Stock Exchange on March 9, 2026, which was $30.06 (converted from C$40.81 at an exchange rate of C$1.00 = $0.7367 which was the daily average exchange rate reported by the Bank of Canada on March 9, 2026, a date within 5 business days of filing the registration statement to which this exhibit relates).

[3]	3a. Represents 2,000,000 Common Shares for future issuance under the MDA Space Ltd. Employee Share Purchase Plan. 3b. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the Common Shares on the Toronto Stock Exchange on March 9, 2026, which was $30.06 (converted from C$40.81 at an exchange rate of C$1.00 = $0.7367 which was the daily average exchange rate reported by the Bank of Canada on March 9, 2026, a date within 5 business days of filing the registration statement to which this exhibit relates).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A